Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

BWAY CORPORATION

Armstrong Containers, Inc.

BWAY Manufacturing, Inc.

BWAY Corporation and each of its subsidiaries are Delaware corporations. Each of Armstrong Containers, Inc. and BWAY Manufacturing, Inc. are wholly-owned by BWAY Corporation.